EXHIBIT 11 -- Statement Re: Computation of Per Share Earnings
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
                                                      Three-Month Period Ended          Nine-Month Period Ended
                                                     November 2,     October 28,      November 2,    October 28,
                                                             1996          1995              1996          1995
                                                     ----------------------------------------------------------

PRIMARY (LOSS) INCOME PER SHARE


   Weighted average number
     of common shares outstanding                      10,435,531       10,315,531       10,389,209        10,312,204

   Net effect of dilutive stock
     options - based on the treasury stock
     method using the average market price                     --              --            16,213            44,076
                                                     -------------     -----------        ---------      -------------

         TOTAL                                         10,435,531       10,315,531       10,405,422        10,356,280
                                                     =============   ==============     ===========       ===========


Net (loss) income                                     $(2,763,000)     $(2,275,000)     $ 1,414,000       $ 1,328,000
                                                      ============    =============     ===========       ===========

Net (loss) income per common share                    $ (0.26)         $     (0.22)     $      0.14       $      0.13
                                                       ================================ ===========       ===========


FULLY DILUTED (LOSS) INCOME PER
   SHARE

   Weighted average number
     of common shares outstanding                      10,435,531       10,315,531       10,389,209        10,312,204

   Net effect of dilutive  stock  options -
     based on the  treasury  stock method
     using the greater of ending or
     average market price                                      --               --           26,592            44,335
                                                     -------------     -------------    -----------        ----------

        TOTAL                                          10,435,531       10,315,531       10,415,801        10,356,539
                                                      ============    =============     ===========       ===========

   Net (loss) income                                  $(2,763,000)    $ (2,275,000)     $ 1,414,000       $ 1,328,000
                                                      ============    =============     ===========       ===========

   Net (loss) income per common share                 $     (0.26)    $      (0.22)     $      0.14       $      0.13
                                                      ============    ==============     ===========      ===========

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